EXHIBIT 99.1

Vaughan Foods Reports Second Quarter 2008 Operating Results

MOORE, Oklahoma — August 7, 2008 — Vaughan Foods, Inc. (Nasdaq:FOOD), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, announced its operating results for the quarter ended June 30, 2008.

Sales increased by 75.0 percent to $24.4 million in the second quarter of 2008, compared to $13.9 million in the year-earlier quarter. The acquisition of Allison’s Gourmet Kitchens LP, represented $6.7 million of the $10.5 million revenue increase. Gross profit increased by $719,000 to $1.8 million, or 7.4 percent of net sales, from $1.1 million, or 7.8 percent of net sales, in the year-earlier quarter.

For the year-to-date period in 2008, sales increased by 71.0 percent to $45.3 million, compared to $26.5 million in the year-earlier period. The acquisition of Allison’s Gourmet Kitchens LP, represented $12.3 million of the $18.8 million revenue increase. Gross profit increased by $1.4 million to $3.8 million, or 8.5 percent of net sales, from $2.5 million, or 9.3 percent of sales, in the year-earlier period.

Gross profit has been weakened throughout the year, but particularly in the second quarter, by significant escalations in ingredient costs in our prepared foods business and inbound and outbound delivery costs overall, which were not entirely passed on in the form of pricing adjustments during the quarter. Gross profit was 240 basis points lower than in the first quarter of 2008, due to these factors.

Selling, general and administrative expenses amounted to $2.5 million in the second quarter of 2008, compared to $970,000 in the year-earlier quarter, and $4.9 million in the year-to-date period of 2008, compared to $1.8 million in the year-earlier period. As a percentage of net revenues, selling general and administrative expenses amounted to 10.2 percent and 7.0 percent of revenues in the second quarter of 2008 and 2007, respectively, compared to 10.8 percent and 6.8 percent of revenues in the year-to-date periods of 2008 and 2007, respectively.

The increase in selling, general and administrative expenses was incurred primarily to support the Company’s higher revenue level and in connection with (a) operating as a public company, (b) strengthening our management team and board of directors at all levels, (c) changes in administration and accounting processes and internal controls, (d) the addition of Allison’s, and (e) organic growth.

The Company incurred a net loss of $546,000, or $0.12 per share, and $964,000, or $0.21 per share in the second quarter and year-to-date periods of 2008, respectively, compared to a net loss of $446,000, or $0.19 per share, and $557,000, or $0.24 per share in the 2008 and 2007 year-to-date periods, respectively.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “This has been a challenging year for the food industry, particularly for companies such as Vaughan that cannot invoke immediate pricing adjustments when fuel and input costs spike abruptly, as we’ve seen this year. Our per pound raw material costs have risen approximately 12 percent in our prepared foods business since the beginning of 2008, and diesel fuel costs have risen by $1.40 per gallon, or over 40 percent.  Corn, soybean oil, wheat and dairy products are all significant components of our costs, and all have escalated dramatically this year.

The U.S. Department of Agriculture reported last week that the cost of crops and livestock has risen 16 percent this year compared to last year, driven higher by rising costs for feedstock and fuel. Corn and soybeans were trading at all-time highs last month, while wheat is down from historic highs in March but still up steeply from last year. Grain prices were up 42 percent for the year overall.

Our business relationships with our customers are such that rapidly rising costs cannot always be passed on timely and adequately in the form of pricing adjustments to prevent us from significant, although transitory, margin erosion. We will continue with pricing and productivity actions as we have been doing, as we expect the input cost challenges will continue for a period of time. As we have seen this rapid acceleration of costs, particularly in recent months, we have adjusted our pricing more often than at anytime in our history. We anticipate that the effects of these actions will begin to show results later this year, although we do not expect the third quarter to be strong, since we will not have experienced the full effect of all of our pricing adjustments.  Furthermore, due to the lag on our pricing adjustments, we will not be able to achieve our previous guidance for gross margins in the range of 10 to 12 percent for the full year 2008, but instead expect mid-to high single digit margins for the year.

On a positive note, our revenue guidance for the year remains on track. We’ve had a good sales year, and we have continued to increase our penetration of our existing customer base as planned. Our revenue growth is particularly vital in light of the difficult head winds we’ve faced on the cost side, which are negatively affecting earnings.” Grimes concluded.

Due to the operating losses experienced in the first and second quarter of 2008, the Company is in violation of the financial covenant in its revolving loan agreement, although it had not drawn anything on this facility. The Company has obtained a waiver of non-compliance with the agreement from its lender and the availability under the facility is now tied to certain benchmarks of performance, such that the Company's availability will be limited to $1.0 million through December 31, 2008, and will be increased thereafter upon the Company's compliance with additional benchmarks. The Company believes that its liquidity will be adequate to meet its operating needs over the near term.

The revolving loan agreement is secured by $10.5 million in collateral, represented by accounts receivable and inventory as of June 30, 2008. The Company will explore strategic financing alternatives to provide additional capital for the purpose of achieving its business plan, and is highly confident in its ability to achieve its capital objectives.

Conference Call Information

Vaughan management will host an investor conference call on Friday, August 8, 2008 at 10:00 a.m. ET to discuss these results.

Interested parties should call 877-681-3367 (domestic) or 719-325-4905 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through September 8, 2008 and can be accessed by dialing 888-203-1112 (domestic), and 719-457-0820 (international). The pass code is 4600276.

About Vaughan Foods, Inc.

Vaughan Foods and its subsidiaries prepare refrigerated salads, soups and sauces, as well as fresh-cut produce (salad and salad mixes), which it distributes to its customers in the Midwest, Southeast, and Southwest. Among its customers are restaurants, grocery store delis and food service businesses.

Forward-Looking Statement

Statements contained in this press release that state the intentions, plans, beliefs, anticipations, expectations or predictions of the future of Vaughan Foods, Inc. and its management, including changes in pricing, demand and market conditions for its products and profitability, are forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the food industry generally, including fluctuations in the commodity prices of ingredients, conditions affecting our ability to conduct our operations and/or demand for our products; contamination of our products, which can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Vaughan Foods, Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

# #

Investor Contact:
Cameron Associates
Amy Glynn, CFA, 212-554-5464
amy@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Statements of Operations
For the three and six month periods ended June 30, 2008 and 2007
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007		2008	2007

Net sales	$24,424		$13,946	$45,253	$26,479
Cost of sales	22,618		12,859	41,408	24,005
Gross profit	1,806		1,087	3,845	2,474

Selling, general and administrative	2,490		970	4,904	1,803
Operating income	(684)		117	(1,059)	671

Interest expense	(225)		(778)	(403)	(1,397)
Other income, net	27		117	48	223
Income (loss) before income taxes	(882)		(544)	(1,414)	(503)
Income tax expense (benefit)	(336)		(98)	(450)	54
Net income (loss)	$(546)	$	$ (446)	$(964)	$(557)
Weighted average shares outstanding
(basic and diluted)	4,623,077		2,300,000	4,623,077	2,300,000
Net income (loss) per share
(basic and diluted)	$(0.12)	$	$ (0.19)	$(0.21)	$(0.24)

Vaughan Foods, Inc.
Consolidated Balance Sheets
As of June 30, 2008 and December 31, 2007
(dollars in thousands)

Assets	2008	2007
Current assets:
Cash and cash equivalents	$698	$2,698
Accounts receivable, net of allowance for credit losses of
$92,782 at March 31, 2008 and $173,561 at December 31, 2007	6,834	5,981
Inventories	3,850	2,846
Prepaid expenses and other assets	209	119
Deferred tax assets	53	40
Total current assets	11,644	11,684

Restricted assets:
Investments	754	709
Total restricted assets	754	709

Property and equipment, net	16,788	16,569

Other assets:
Loan origination fees, net of amortization	364	377
Intangible assets	232	715
Deferred tax assets, noncurrent	831	393
Total assets	$30,613	$30,447

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,112	$4,941
Short-term borrowings	-	1,000
Note payable to former owners of Allison’s Gourmet Kitchens, LP	803	1,000
Accrued liabilities	1,887	1,889
Current portion of long-term debt	1,012	865
Current portion of capital lease obligation	196	189
Amounts payable to former owners of Wild About Food	16	222
Total current liabilities	12,026	10,106

Long term liabilities:
Long-term debt, net of current portion	8,688	9,146
Capital lease obligation, net of current portion	198	297
Deferred gain on sale of assets	98	-
Amounts payable to former owners of Wild About Food,
net of current portion	-	250
Total long-term liabilities	8,984	9,693

Total stockholders’ equity	9,603	10,648

Total liabilities and stockholders’ equity	$30,613	$30,447

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the six month periods ended June 30, 2008 and 2007
(dollars in thousands)

	2008	2007
Cash flows from operating activities:
Net (loss)	$(964)	$(557)
Adjustments to reconcile net (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	882	1,236
Provision for credit losses	(33)	(2)
(Gain) loss on sale of asset	(18)	21
Deferred income taxes	(450)	54
Changes in operating assets and liabilities:
Accounts receivable	(821)	(747)
Accounts receivable - related party	-	(210)
Inventories	(1,004)	(96)
Prepaid expenses and other assets	(90)	(59)
Accounts payable	3,171	776
Accounts payable, related party	-	(33)
Accrued liabilities	(2)	630
Net cash provided by operating activities	671	1,013

Cash flows from investing activities:
Purchases of property and equipment	(1,587)	(685)
Investments in Restricted assets	(46)	(217)
Proceeds from sale of assets	693	19
Cash acquired in acquisition	-	222
Deconsolidation of variable interest entity	(80)	-
Net cash (used by) investing activities	(1,020)	(661)

Cash flows from financing activities:
Cash paid for deferred public offering expense	-	(495)
Payments of loan origination fees	(5)	-
Repayment of long-term debt and capital leases	(403)	(253)
Repayments of notes payable to former owners of
Allison's Gourmet Kitchens, LP	(198)	-
Cash paid to former owners of Wild About Food	(45)	-
Repayments of short-term borrowings	(1,000)	-
Net cash (used by) financing activities	(1,651)	(748)

Net increase (decrease) in cash and cash equivalents	(2,000)	(396)
Cash and cash equivalents at beginning of period	2,698	868
Cash and cash equivalents at end of period	$698	$472